Exhibit 2.5
Warrant No. 99
COMMON STOCK PURCHASE WARRANT
To Purchase up to 500,000 Shares of the Common Stock of
ARCADIA RESOURCES, INC.
THIS IS TO CERTIFY THAT H. D. Smith Wholesale Drug Co., or registered assigns (the “Holder”), is entitled, during the Exercise Period (as hereinafter defined), to purchase from Arcadia Resources, Inc., a Nevada corporation (the “Company”), the Warrant Stock (as hereinafter defined), in whole or in part, at a purchase price of $0.40 per share, all on and subject to the terms and conditions hereinafter set forth.
1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:
“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.
“Appraised Value” means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Company may have no class of equity registered under the Exchange Act) as of the last day of the most recent fiscal month ending prior to such date specified, based on the value of the Company on a fully-diluted basis, as determined by a nationally recognized investment banking firm selected by the Company’s Board of Directors and having no prior relationship with the Company.
“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Indiana generally are authorized or required by law or other government actions to close.
“Change of Control” means the (i) acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; or (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Company (or, if other than the Company, the successor or acquiring entity) immediately following such transaction.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.
“Common Stock” means (except where the context otherwise indicates) the Common Stock, $0.001 par value per share, of the Company as constituted on the Grant Date, and any capital stock into which such Common Stock may thereafter be changed or converted, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets on liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.
“Current Market Price” means, in respect of any share of Common Stock on any date herein specified,
(1) if there shall not then be a public market for the Common Stock, the higher of
(a) the book value per share of Common Stock at such date, and
(b) the Appraised Value per share of Common Stock at such date,
or
(2) if there shall then be a public market for the Common Stock, the average of the daily market prices for the ten (10) consecutive trading days immediately before such date. The daily market price for each such trading day shall be (i) the closing bid price on such day on the NYSE Amex or principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on the NYSE Amex or any such exchange, the last reported closing bid price on such day as officially quoted on the NYSE Amex or any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on the NYSE Amex or any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the FINRA Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the FINRA selected mutually by the holder of this Warrant and the Company or, if they cannot agree upon such selection, as selected by two such members of the FINRA, one of which shall be selected by holder of this Warrant and one of which shall be selected by the Company.
“Current Warrant Price” means, in respect of a share of Common Stock at any date herein specified, the price at which a share of Common Stock may be purchased pursuant to this Warrant on such date. Unless and until the Current Warrant Price is adjusted pursuant to the terms herein, the initial Current Warrant Price shall be $0.40 per share of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
“Exercise Period” means the period during which this Warrant is exercisable pursuant to Section 2.1.
“Expiration Date” means April 23, 2015, subject to modification as provided herein.
“FINRA” means the Financial Industry Regulatory Authority, or any successor corporation thereto.
“Grant Date” means April 23, 2010.
“Other Property” has the meaning set forth in Section 4.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
“Trading Day” means any day on which the primary market on which shares of Common Stock are listed is open for trading.
“Transfer” means any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.
“Warrants” means this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.
“Warrant Price” means an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1, multiplied by (ii) the Current Warrant Price.
“Warrant Stock” means up to 500,000 shares of Common Stock to be purchased upon the exercise hereof, subject to adjustment as provided herein.
2. Exercise of Warrant.
2.1 Manner of Exercise. From and after the Grant Date, and until 5:00 P.M., New York time, on the Expiration Date (the “Exercise Period”), the Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Warrant Stock purchasable hereunder, subject to the terms and conditions of this Warrant.

In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company at its principal office or at the office or agency designated by the Company as provided herein, (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Warrant Stock to be purchased, (ii) payment of the Warrant Price as provided herein, and (iii) this Warrant. Such notice shall be irrevocable and substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A, duly executed by the Holder or its agent or attorney. Upon receipt thereof, the Company shall, as promptly as reasonably practicable, execute or cause to be executed and deliver or cause to be delivered to the Holder a certificate or certificates representing the aggregate number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall reasonably request in the notice and shall be registered in the name of the Holder or if permitted pursuant to the terms of this Warrant such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the date when the notice, together with the payment of the Warrant Price and this Warrant, is received by the Company as described above. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.
Payment of the Warrant Price may be made at the option of the Holder by: (i) certified or official bank check payable to the order of the Company, (ii) wire transfer of immediately available funds to the account of the Company, or (iii) the surrender and cancellation of a portion of shares of Common Stock then held by the Holder or issuable upon such exercise of this Warrant, which shall be valued and credited toward the total Warrant Price due the Company for the exercise of the Warrant based upon the Current Market Price of the Common Stock. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued and, upon payment of the Warrant Price, shall be fully paid and nonassessable, free from all taxes, liens and charges, and not subject to any preemptive rights. The Company shall take all such actions as may be necessary to assure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of Common Stock may be listed.

2.2 Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share which the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay an amount in cash equal to the Current Market Price per share of Common Stock on the date of exercise multiplied by such fraction.
2.3 Further Assurances.
(a) The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).
(b) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.
3. Transfer, Division and Combination.
3.1 Transfer. The Warrants and the Warrant Stock shall be freely transferable, subject to compliance with this Section 3.1 and all applicable laws, including, but not limited to the Securities Act. Transfer of this Warrant and all rights hereunder, in whole or in part, in accordance with the foregoing provisions, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company or the office or agency designated by the Company as provided herein, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Following a transfer that complies with the requirements of this Section 3.1, the Warrant may be exercised by a new Holder for the purchase of shares of Common Stock regardless of whether the Company issued or registered a new Warrant on the books of the Company.
3.2 Certificates for Warrant Stock. The Company shall facilitate the timely preparation and delivery of certificates representing the Warrant Stock to be sold pursuant to an effective Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Warrant Stock to be in such denominations and registered in such names as the Holder may request at least five (5) business days prior to any sale of the Warrant Stock.

3.3 Division and Combination; Expenses; Books. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3.1 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. The Company shall prepare, issue and deliver at Holder’s expense the new Warrant or Warrants under this Section 3. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.
4. Adjustments. The number of shares of Common Stock for which this Warrant is exercisable, and the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4.
4.1 Stock Dividends, Subdivisions and Combinations. If at any time while this Warrant is outstanding the Company shall:
(i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock;
(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or
(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then:
(1) the number of shares of Common Stock acquirable upon exercise of this Warrant immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock that would have been acquirable under this Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination would own or be entitled to receive after such record date or the effective date of such subdivision or combination, as applicable, and
(2) the Current Warrant Price shall be adjusted to equal:
(A) the Current Warrant Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision or combination, multiplied by the number of shares of Common Stock into which this Warrant is exercisable immediately prior to the adjustment, divided by
(B) the number of shares of Common Stock into which this Warrant is exercisable immediately after such adjustment.

Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
4.2 Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which this Warrant is exercisable and the Current Warrant Price provided for in Section 4:
(a) When Adjustments to Be Made. The adjustments required by Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 4.1) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which this Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
(b) Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.
(c) When Adjustment Not Required. If the Company undertakes a transaction contemplated under this Section 4 and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under this Section 4 and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under this Section 4, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
4.3 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.
(a) If there shall occur a Change of Control and, pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Warrant shall have the right thereafter for the Balance of the Exercise Period to receive, upon the exercise of the Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and the Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which this Warrant is exercisable immediately prior to such event.
(b) In case of any such Change of Control described above, the resulting, successor or acquiring entity (if not the Company) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Change of Control, shall assume by written instrument all of the obligations of this Warrant subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company and the consent of the Holder, which shall not be unreasonably withheld) in order to provide for adjustments of shares of the Common Stock into which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in Section 4. The foregoing provisions of this Section 4 shall similarly apply to successive Change of Control transactions.
4.4 Stock Transfer Taxes. The issue of stock certificates upon exercise of this Warrant shall be made without charge to the holder for any tax in respect of such issue. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of this Warrant, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
5. No Rights as Stockholder. This Warrant does not entitle the Holder to any voting or other rights as a stockholder of the Company prior to exercise and payment for the Warrant Price in accordance with the terms hereof.
6. Reservation and Authorization of Common Stock. From and after the Grant Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding warrants (including this Warrant).
7. Taking of Record; Stock and Warrant Transfer Books. In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

8. Loss or Mutilation. Upon receipt by the Company from the Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity or security reasonably satisfactory to it and reimbursement to the Company of all reasonable expenses incidental thereto and in case of mutilation upon surrender and cancellation hereof, the Company, at Holder’s cost, will execute and deliver in lieu hereof a new Warrant of like tenor to the Holder; provided, however, that in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.
9. Office of the Company. As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.
10. Acceleration of Expiration Date at Company’s Election. Subject to the conditions of this Section 10, the Company may, at the option of the Board of Directors of the Company, accelerate the Expiration Date of this Warrant in connection with the consummation of a Change of Control transaction by giving the Holder or transferee at least twenty one (21) days written notice prior to the anticipated date of consummation of the applicable Change of Control transaction (the “Accelerated Expiration Date”). As of the Accelerated Expiration Date, all rights and obligations of the Company under this Warrant shall become null and void to the extent that the Holder or transferee shall not have exercised this Warrant as of or prior to the Accelerated Expiration Date. The Company may not accelerate the Expiration Date, however, unless (a) the Current Market Price is at least 150% of the Current Warrant price in each of the twenty trading days immediately preceding the date notice of acceleration is given and (b) at least five of such twenty trading days occurred subsequent to the public announcement of the Change In Control.
11. Notices of Certain Events.
The Company will give written notice to the Holder of this Warrant at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change in Control, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder, or the Holder shall agree to maintain such information in confidence.
12. Registration of Warrant and Warrant Stock.
12.1 Agreement to Register on Shelf Registration Statement.
(a) The Company shall, at its sole cost and expense, amend or supplement its existing S-3 shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) as of September 14, 2009, (or file a new S-3 registration statement) under the Securities Act (each a “Shelf Registration Statement”) to include this Warrant and the Warrant Stock, within 30 days of the date hereof. The Company shall use its reasonable best efforts to keep each Shelf

Registration Statement relating to the Warrant and the Warrant Stock continuously effective (and shall file subsequent registration statements if necessary) in order to permit the unrestricted and immediate sale of the Warrant and the Warrant Stock by the Holder and to permit the prospectus included therein (as supplemented) to be lawfully delivered by the Holder of the relevant Warrant and/or Warrant Stock until the Warrant and/or the Warrant Stock covered by such Shelf Registration Statement (i) have been sold pursuant thereto, or (ii) in the event Holder is deemed an affiliate of the Company, are no longer restricted securities (as defined in Rule 144 under the Securities Act, or any successor rule thereof). Notwithstanding the foregoing, the Company shall not be obligated to continue the registration of the Warrant after the date the Warrant is no longer exercisable. The Company shall be deemed not to have used its reasonable best efforts to keep each Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that would result in the Holder of the Warrant and/or the Warrant Stock covered thereby not being able to offer and sell such securities during that period on an unrestricted basis, unless such action is required by law or order of the SEC.
(b) The Company shall cause each Shelf Registration Statement and the related prospectus and any amendments or supplements thereto, as of the effective date of such Shelf Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) Notwithstanding the foregoing, at any time, the Company may delay the filing of any Shelf Registration Statement or any prospectus supplement or delay or suspend the effectiveness thereof, for a reasonable period of time, but not in excess of 60 consecutive days with no more than three such delays in filing or delays or suspension of effectiveness during any calendar year (each, a “Shelf Suspension Period”), if the Board of Directors of the Company determines reasonably and in good faith that the filing of any such Shelf Registration Statement or prospectus supplement or the continuing effectiveness thereof would require the disclosure of non-public, material information that, in the reasonable judgment of the Board of Directors of the Company, would be materially detrimental to the Company if so disclosed or would otherwise materially and adversely affect a financing, acquisition, disposition, merger or other material transaction.
(d) In no event will the registered holder of the Warrant and/or Warrant Stock be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock if the Common Stock underlying the Warrants is not covered by an effective Registration Statement.

13. Miscellaneous.
13.1 Nonwaiver. No course of dealing or any delay or failure to exercise any right or obligation hereunder on the part of the Holder or the Company shall operate as a waiver of such right or obligation, unless the same shall be in writing signed by the Holder or the Company.
13.2 Notice Generally. All notices, consents, waivers, and other communications under this Warrant must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) two (2) business days following the deposit of same in the U.S. mail, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:	Arcadia Resources, Inc.
Attn: President & CEO
9229 Delegates Row, Ste. 260
Indianapolis, IN 46240
Fax No. (317) 575-6195

With a copy to:	Arcadia Resources, Inc.
Attn: General Counsel
9229 Delegates Row, Ste. 260
Indianapolis, IN 46240
Fax No. (317) 575-6195

Holder:	H. D. Smith Wholesale Drug Co.
Attn: CEO
3063 Fiat Avenue
Springfield, IL 62703
Fax No. (217) 467-8295

With a copy to:	Barnes & Thornburg LLP
Attn: Jeffrey A. Hopper, Esq.
11 South Meridian Street
Indianapolis, IN 46204-3535
Fax No. (317) 231-7433
13.3 Successors and Assigns. Subject to compliance with the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

13.4 Amendment. This Warrant may be modified or amended or the provisions of this Warrant waived with the written consent of both the Company and the Holder.
13.5 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be modified to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
13.6 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
13.7 Governing Law. This Warrant and the transactions contemplated hereby shall be deemed to be consummated in the State of Indiana and shall be governed by and interpreted in accordance with the local laws of the State of Indiana without regard to the provisions thereof relating to conflicts of laws. Any dispute, controversy or claim arising out of or relating to this Agreement, whether arising in contract, tort or otherwise shall be resolved in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought under this Agreement. The arbitration shall be held at a location within Marion County, Indiana. The Parties agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the Parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Indiana.
13.8 Entire Agreement. This Warrant constitutes the entire agreement between the Company and Holder with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, either oral or written, between the Company and Holder with respect to the subject matter hereof. Headings herein are for convenience only and shall not be deemed to limit or affect any of the provisions hereof.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Arcadia Resources, Inc. has caused this Warrant to be executed by its duly authorized officer and attested by its Secretary or other designated officer.
Dated: April 23, 2010

ARCADIA RESOURCES, INC.
By:	/s/ Marvin Richardson
	Name:	Marvin Richardson
	Title:	President and CEO

Attested by: ARCADIA RESOURCES, INC.
By:	/s/ David C. Wright
	Name:	David C. Wright
	Title:	Vice President